Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (the “Amendment”), made as of this 12th day of May, 2006, is entered into by and between Thoratec Corporation, a California corporation (the “Company”), and Gerhard F. Burbach (“Employee”).
RECITALS
     Whereas, the Company and Employee entered into that certain Employment Agreement effective as of January 13, 2006 (the “Agreement”) related to the employment of Employee by the Company;
     Whereas, the Agreement provides that Employee shall be granted 50,000 shares of restricted common stock of the Company (“Restricted Stock”), within an administratively reasonable period of time after the Board of Directors of the Company (the “Board”), or a designated committee thereof, completes the vesting provisions for such grant by establishing the applicable performance criteria (the “Vesting Provisions”); and
     Whereas, the Company and Employee desire to amend the Agreement to provide that the Restricted Stock will be granted prior to completion of the Vesting Provisions and that the Board, or a designated committee thereof, shall complete the Vesting Provisions within an administratively reasonable period of time after such grant, and in no event later than the end of the Company’s third fiscal quarter of 2006.
     Now, Therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:
1.	Section 2.4 of the Agreement is hereby amended in its entirety to read as follows:

“Employee shall be granted, as soon as administratively practicable, 50,000 shares of restricted common stock of the Company (“Restricted Stock”). The restrictions shall lapse upon the fifth anniversary of the Hire Date; provided, however, that restrictions shall lapse as to thirty-three and one-third percent (33 1/3%) of the Restricted Stock upon each of the third and fourth anniversaries of the Hire Date if Employee achieves certain individual and corporate objectives for such anniversaries, as shall be agreed upon by Employee and the Board, or a designated committee thereof. Within an administratively reasonable period of time after the grant of the Restricted Stock, and in no event later than the end of the Company’s third fiscal quarter of 2006, the Board, or a designated committee thereof, shall establish the vesting provisions for such grant of Restricted Stock by establishing the applicable performance criteria. Notwithstanding the terms of any agreements related to the grant of the Restricted Stock to the contrary, upon the occurrence of a Change of Control, (a) the restrictions on the Restricted Stock shall, upon such occurrence, immediately lapse as to fifty percent (50%) of the number of shares of

Restricted Stock that at such date are still restricted and (b) upon the earlier of (i) the one (1) year anniversary of the effective date of such Change of Control, or (ii) such date after the date of such Change of Control when Employee voluntarily terminates his employment for Good Reason or his employment is involuntary terminated without Cause by the Company, the restrictions on the Restricted Stock shall immediately lapse as to the remainder, if any, of the shares of Restricted Stock that are then still otherwise restricted.”
     2.   This Amendment will be governed by the governing law and related provisions of Section 15 of the Agreement.
     3.   Except as modified herein, the provisions of the Agreement shall remain unchanged and in full force and effect.
     4.   This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
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     IN WITNESS WHEREOF, dsthe foregoing Amendment is effective as of the date first above written.

EMPLOYEE
Signature:	/s/ Gerhard F. Burbach
Gerhard F. Burbach

THORATEC CORPORATION
By:	/s/ J. Donald Hill
J. Donald Hill
Chairman of the Board

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